UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2009

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

249 East Grand Ave.

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, and including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Named Executive Officer Equity Awards

On December 9, 2009, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Exelixis, Inc. (the “Company”) granted restricted stock unit awards (“RSUs”) and compensatory stock options (“Options” and together with the RSUs, the “Awards”) to certain of the Company’s officers, including the Company’s “named executive officers” (as defined under applicable securities laws), under the Company’s 2000 Equity Incentive Plan (the “2000 Plan”). The Awards were granted to such officers in consideration of their services to the Company. The RSUs are evidenced by Restricted Stock Unit Grant Notices and Restricted Stock Unit Agreements (“RSU Agreements”), which, together with the 2000 Plan, set forth the terms and conditions of the RSUs, and the Options are evidenced by Stock Option Grant Notices and Stock Option Agreements (“Stock Option Agreements”), which, together with the 2000 Plan, set forth the terms and conditions of the Options.

Due principally to the expiration of the 2000 Plan in January 2010 together with the Company’s expectation that it will not seek approval for a new equity compensation plan at the Company’s 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”), as well as certain other factors, the Compensation Committee, following discussion with the Board, determined to grant to the Company’s employees, including the named executive officers, equity awards that in the aggregate represent two years of historical year-end equity awards (i.e., for both fiscal 2009 and 2010). In short, the Awards are intended to provide an appropriate amount of ongoing equity-based incentive compensation through 2010 given the near-term expiration of the 2000 Plan and the lack thereafter of a stockholder-approved equity compensation plan from which appropriate equity-based incentive awards could be granted to existing employees in 2010. In this regard, given the lack of a stockholder-approved equity compensation plan after January 2010, the Company does not anticipate that any additional equity awards will be granted to its employees in 2010, including the named executive officers, other than to new employees as inducements material to such persons becoming employees of the Company pursuant to the Company’s recently-adopted 2010 Inducement Award Plan. The Compensation Committee also determined that instead of only granting stock options as the Company has historically done, it would also grant RSUs covering fewer shares than would otherwise be subject to stock options as a form of equity compensation principally in order to reduce potential dilution to existing stockholders from the Awards and because of emerging trends among life sciences companies to use RSUs as part of their long-term equity compensation programs, as well as certain other factors. A more comprehensive discussion of the Compensation Committee’s determinations with respect to the Awards granted to the named executive officers will be included in the “Compensation Discussion and Analysis” section of the Company’s definitive proxy statement for the 2010 Annual Meeting.

Each RSU granted to the named executive officers represents a contractual right to receive one share of the Company’s common stock (subject to adjustment for certain specified changes in the capital structure of the Company). In the event that one or more RSUs vest, the Company will deliver one share of the Company’s common stock for each RSU that has vested. The Options granted to the named executive officers carry an exercise price of $7.18 per share, the fair market value of the Company’s common stock on the date of grant, and expire 10 years from the date of grant or earlier upon termination of service with the Company. The Awards will vest, if at all, according to the vesting schedules described below, provided that vesting will cease upon termination of service as an employee of the Company for any reason. The number of RSUs and shares subject to Options granted to the named executive officers on December 9, 2009 are as follows: George A. Scangos, Ph.D., President and Chief Executive Officer: 101,050 RSUs and an Option to purchase 606,300 shares; Michael M. Morrissey, Ph.D, President of Research and Development: 50,000 RSUs and an Option to purchase 300,000 shares; Frank L. Karbe, Executive Vice President and Chief Financial Officer: 31,250 RSUs and an Option to purchase 187,500 shares; Gisela M. Schwab, M.D., Executive Vice President and Chief Medical Officer: 35,000 RSUs and an Option to purchase 210,000 shares; and Pamela A. Simonton, J.D., LL.M, Executive Vice President and General Counsel: 30,000 RSUs and an Option to purchase 180,000 shares. The RSUs granted to the named executive officers vest as to 1/4th of the original number of shares subject to the RSUs on February 15, 2011, and thereafter as to 1/16th of the original number of shares subject to the RSUs on each succeeding May 15, August 15, November 15 and February 15. The Options granted to the named executive officers vest as to 1/4th of the original number of shares subject to the Option on the one-year anniversary of the grant date and thereafter as to 1/48th of the original number of shares subject to the Option on each monthly anniversary of the grant date. Each of the named executive officers is a party to the Company’s Change in Control and Severance Benefit Plan, which provides for acceleration of vesting of the Awards in the event of certain specified change in control events involving the Company.

The foregoing is only a brief description of the material terms of the Awards, does not purport to be complete and is qualified in its entirety by reference to the 2000 Plan and the forms of RSU Agreement and Stock Option Agreement under the 2000 Plan. The 2000 Plan was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 3, 2007, the form of Stock Option Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 15, 2004, and the form of RSU Agreement under the 2000 Plan will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending January 1, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXELIXIS, INC.

Date: December 11, 2009	/s/ JAMES B. BUCHER
James B. Bucher Vice President, Corporate Legal Affairs and Secretary